News Release
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CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

# 23277pe.406

G. Craig Sullivan Elected to Goodyear Board

AKRON, Ohio, April 11, 2006 – G. Craig Sullivan, former chairman and chief executive officer of The Clorox Company, has been elected to the Board of Directors of The Goodyear

Tire & Rubber Company.

“Craig Sullivan is a top-rate business leader with extensive experience in building strong consumer brands,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “His experience and knowledge will be of significant value to our board of directors.”

Sullivan was elected chairman and chief executive officer of Clorox in 1992 and served in that capacity until June 2003. He remained chairman of the consumer product company until his retirement in December 2003. Prior to assuming the top position in 1992, he was a group vice president responsible for both manufacturing and marketing of household products.

After joining Clorox in 1971, Sullivan advanced through a number of sales, marketing and management positions before being elected vice president-food service products in 1981. He was elected vice president-household products in 1984, and group vice president in 1989. Before joining Clorox, Sullivan held various sales management positions with The Procter & Gamble Company and American Express.

Sullivan, 65, is a native of Huntington, N.Y. He is a graduate of Boston College, where he earned a bachelor of science degree in 1964.

Sullivan is a director of Kimberly-Clark Corporation, and Mattel, Inc. He serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco and is also a director of the American Ireland Fund.

The election of Sullivan brings the size of Goodyear’s board to 12 members.

Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs more than 80,000 people worldwide. For more information about Goodyear go to http://www.goodyear.com/corporate/ .

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